Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Sonoma Pharmaceuticals, Inc. on Form S-3 (File No. 333-195554), Form S-8 (File No. 333-214760), Form S-8 (File No. 333-205171), Form S-8 (File No. 333-171412), Form S-8 (File No. 333-141017), Form S-8 (File No. 333-182263), Form S-8 (File No. 333-195530), Form S-8 (File No. 333-194314) and Form S-8 (File No. 333-163988) of our report dated June 28, 2017, with respect to our audits of the consolidated financial statements of Sonoma Pharmaceuticals, Inc. (formerly known as Oculus Innovative Sciences, Inc.) and Subsidiaries as of March 31, 2017 and 2016 and for the years then ended, which report is included in this Annual Report on Form 10-K of Sonoma Pharmaceuticals, Inc. for the year ended March 31, 2017.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 28, 2017